UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 30, 2006

Allied Waste Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14705	88-0228636
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona		85260
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(480) 627-2700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On March 30, 2006 Allied Waste Industries, Inc. (NYSE: AW) reported that each of its outstanding shares of 6¼% Series C Senior Mandatory Convertible Preferred Stock ("Preferred Stock") will automatically convert into 4.9358 shares of Allied’s common stock pursuant to the terms of the certificate of designations governing the Preferred Stock on April 1, 2006. This will increase the Company’s common shares outstanding by approximately 34 million shares.

The conversion rate, pursuant to the terms set forth in the certificate of designations, is equal to $50.00 divided by $10.13 (the "threshold appreciation price"), as the average of the closing prices per share of Allied’s common stock on each of the 20 consecutive trading days ending on March 29, 2006 (the third trading day preceding the conversion date) was greater than the threshold appreciation price. Each holder of Preferred Stock on the applicable record date will receive a cash payment equal to the amount of accrued and unpaid dividends. As a result of the automatic conversion, Allied will no longer pay any future quarterly dividends in cash or stock in respect of the Preferred Stock. Each holder of Preferred Stock on the conversion date will receive cash in lieu of any fractional shares of common stock issued upon conversion of the Preferred Stock.

Allied Waste Industries, Inc., a leading waste services company, provides collection, recycling and disposal services to residential, commercial and industrial customers in the United States. As of December 31, 2005, the Company operated a network of 310 collection companies, 166 transfer stations, 169 active landfills and 57 recycling facilities in 37 states and Puerto Rico.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied Waste Industries, Inc.

March 30, 2006	By:	Peter S. Hathaway

Name: Peter S. Hathaway
Title: Executive Vice President and Chief Financial Officer